Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Cash Dividend

HIXSON, Tenn., May 19 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. Board of Directors announced a biannual dividend in the amount of $.08. This is the second dividend issued in 2005, the first was $.10 paid in January of 2005. The total amount of dividends paid year to date is $.18 per share compared with $.05 per share in 2004, which represents a 260% increase over 2004. The additional dividend was due to the Company’s success in 2004 and the positive outlook the Company has for the remainder of 2005. The dividend will be issued to shareholders of record as of June 20, 2005, and will be paid July 11, 2005.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $275 million in assets specializing in business financial services.

SOURCE  Cornerstone Bancshares, Inc.
          -0-                                        05/19/2005
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Community Bank, +1-423-385-3009, or fax, +1-423-385-3100, or fhughes@cscb-chatt.com /